EXHIBIT 99.1

Berkshire Hills Appoints Sylvia Maxfield and Jonathan I. Shulman as New Independent Directors
BOSTON, February 24, 2020 - Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today announced that its Board of Directors has appointed Dr. Sylvia Maxfield and Jonathan I. Shulman as new independent directors. These appointments expand the Company’s Board to 15 Directors, 12 of whom are independent. The Board has determined that Dr. Maxfield and Mr. Shulman are qualified financial experts, and both will serve on the Board’s Audit Committee and Risk Management and Capital Committee.  These new Board members strengthen Berkshire’s governance and support its strategic vision of purpose driven performance for all stakeholders. Dr. Maxfield and Mr. Shulman were also appointed to the Board of Directors of Berkshire Bank.

Sylvia Maxfield is currently the Dean of the Providence College School of Business and was previously Chairman of the Faculty and MBA Program Director at Simmons University in Boston.  Additionally, she serves as voting member of the Rhode Island State Investment Commission, where she oversees fund performance, including asset allocation and all investment-related contracting. Maxfield also votes on shareholder proxy activity on behalf of the State.  Previously, she has served on the boards of the Greater Providence Chamber of Commerce, Social Enterprise Greenhouse and the 21st Century Fund. She earned her B.A. in government and economics from Cornell University, and her Ph.D. in political economy from Harvard University.

Jonathan I. Shulman previously served as Executive Vice President & Treasurer at KeyCorp, a publicly traded U.S. bank. Shulman possesses deep commercial banking experience that includes financial markets, governance, and balance sheet and risk management disciplines.  He began his career with KeyCorp in 1989 and served in leadership roles in financial market strategy, asset liability management, wholesale funding and capital planning. Shulman has also held committee membership positions on KeyCorp’s Asset Liability Committee, Market Risk Committee, Model Risk Committee and Funds Transfer Pricing Committee.

“We are pleased to welcome these important additions to our Board,” said Chairman J. Williar Dunlaevy. “Sylvia and Jon bring tremendous experience with their backgrounds in economics, asset management and commercial banking, and they will provide valuable perspective to our Audit Committee and Risk Management and Capital Committee.  Additionally, our acquisition of SI Financial Group gives us a presence in Rhode Island, so we are pleased to add a director who is active in that market.”

“Our new members will bolster the expertise on our committees and strengthen our corporate governance,” added President and CEO, Richard M. Marotta. “They add to our Board’s diversity and resources to support our vision for building a 21st century community bank.  I look forward to working with Sylvia and Jon as we continue to evolve our company with a focus on purpose driven performance.”

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank which is transforming into a 21st century community bank pursuing purpose driven performance based on its Be FIRST corporate responsibility culture.   Headquartered in Boston, Berkshire operates 130 banking offices in seven Northeastern states, with approximately $13.2 billion in assets.

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CONTACTS

Investor Relations Contact
David Gonci; Capital Markets Director; 413-281-1973

Media Contact
Diana Pisciotta; Communications Contact; 617-784-5256